Exhibit D

PROMISSORY NOTE

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW.

VIROMENT CAPITAL, LLC
PROMISSORY NOTE

Promissory Note #____

$__________________________	__________________________, 2020

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of (“Maker”) at Holder’s designated address, the sum ____________________ and No/100 Dollars ($___________) in installments and with interest from the date hereof as provided below.

Interest shall accrue on the unpaid balance hereof at an annual rate equal to ____%. Accrued interest shall be due and payable each time that an installment of principal is due and payable.

The principal balance of this promissory note shall be due and payable in (____) equal and consecutive installments of _____________________ and No/100 Dollars (______________________) each, with the initial installment being due on the _____ day of ___________, 2020, and subsequent installments being due and payable on each annual anniversary date of this promissory note thereafter until ______________, 20__ when the entire unpaid balance of principal and accrued interest shall become due and payable in full. Payments shall be applied first against accrued interest and the balance against the unpaid principal balance.

Maker shall have the right to repay the principal balance hereunder in whole or in part at any time, without premium or penalty; such prepayment shall be applied first against accrued interest, if any, and the balance shall be applied against unpaid principal installments in the reverse order of their maturities.

This promissory note is issued under the terms and provisions of that Subscription Agreement Memorandum dated February _____, 2020.

If notice of default is given to the Maker of any non-payment of any of the above installments of principal or interest, and the Maker has not cured such default within ten (10) days of such notice’s receipt, then the Holder of this promissory note may, without prior notice to the undersigned, elect to declare the unpaid balance of this promissory note, including interest hereon, to be immediately due and payable.

Except as expressly provided hereinabove, the Maker, and every endorser hereof, hereby waive all demands, notices and other formalities in connection with the payment, collection and enforcement of this note. The liability of the Maker, and any endorser hereof, shall be unconditional and shall not in any manner be affected by any indulgence whatsoever granted or consented to by the Holder, including, but not limited to, any extension of time, renewal, waiver or other modification. Any failure of the Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter.

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The undersigned hereby agrees to pay, in the event of default hereunder, the costs of collection including reasonable attorneys’ fees.

This promissory note is governed by the laws of the State of Delaware.

Dated this ____ day of ____________________, 2020.

MAKER: VIROMENT CAPITAL, LLC

By:
Name:
Title:

[Signature Page to Promissory Note]